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Exhibit 99.1

Contact:	NeoPharm, Inc. Larry Kenyon Chief Financial Officer Tel: 847.295.8678	Investors please contact: Janet Dally Montridge, LLC Tel: 203.894.8038

NEOPHARM ANNOUNCES FIRST QUARTER 2003 FINANCIAL RESULTS AND
ANNOUNCES 15% STOCK DIVIDEND

        LAKE FOREST, IL, May 13, 2003—NeoPharm, Inc. (Nasdaq: NEOL) today announced financial results for the first quarter of 2003. The Company reported a net loss of $11,267,240 or $0.69 per share, basic and diluted, for the first quarter 2003 versus a net loss of $5,803,963 or $0.36 per share, basic and diluted, for the first quarter of 2002. The first quarter 2003 net loss includes expenses of $2,944,449 incurred as a result of the Company's ongoing arbitration with Pharmacia over the development of two of the Company's compounds. Total cash and marketable securities on hand at March 31, 2003 was $80,593,977. The increase in the net loss for the first quarter of 2003 versus the same period in 2002 was primarily the result of the arbitration expenses incurred during the first quarter of 2003 and a planned increase in research and development expenses as the Company continued to move its lead product, IL13-PE38, through Phase I/II clinical trials and towards pivotal Phase II/III clinical trials.

        "During the first quarter of 2003, we continued to maintain focus on our goal to quickly and efficiently advance our development of IL13-PE38," said James M. Hussey, President and Chief Executive Officer of NeoPharm. "In addition to preparing for the initiation of our first pivotal Phase II/III clinical trial for IL13-PE38 in glioblastoma multiforme later this year, we were able to successfully dose escalate in our LE-SN38 Phase I/II clinical trial and also submit an Investigational New Drug application (IND) for LEP-ETU, which cleared the FDA review process this month. We also have continued with the preparations for our arbitration hearing with Pharmacia (now Pfizer) scheduled to begin at the end of this month."

        NeoPharm's Board of Directors today also announced a 15% common stock dividend payable on June 10, 2003 to stockholders of record on June 3, 2003. The Company currently has 16,371,529 shares of common stock outstanding.

Analysis of Results

        Research and development expenses increased by approximately $2,035,000, or approximately 40%, during the first quarter of 2003, as compared with the first quarter of 2002. However, as a result of planned efforts undertaken by the Company to conserve cash resources for the development of the Company's lead compound, IL13-PE38, research and development expenses during the first quarter of 2003 were 3% lower than in the fourth quarter of 2002, and 21% lower than the peak level seen during the third quarter of 2002. During the first quarter of 2003, the Company experienced a planned increase in research and development expenses for the development of IL13-PE38 of approximately $1.1 million over the first quarter of 2002. The Company will continue to incur increased expenses for the clinical development of IL13-PE38 at least through 2005.

        Additionally, the Company's research and development related payroll and consulting expenses for the first quarter of 2003 were approximately $900,000 higher than the first quarter of 2002 primarily as a result of an increase in the Company's professional research and development staff of approximately 31%, or from 64 full time employees on March 31, 2002 to 84 full time employees at March 31, 2003. This planned increase in the professional research and development staff was necessary to prepare to move IL13-PE38 into pivotal clinical trials and to continue development of the Company's proprietary NeoLipid™ liposomal technology. The Company does not currently anticipate further similar sized increases in the research and development staff for the remainder of 2003.

        During the first quarter, the Company incurred increases in expenses related to its arbitration claim against Pharmacia and Upjohn Company, a subsidiary of Pharmacia Corporation (now Pfizer). Under a License Agreement entered into in 1999 with Pharmacia and Upjohn Company (Pharmacia), Pharmacia assumed responsibility for two NeoPharm products in clinical development, LEP (liposome encapsulated paclitaxel) and LED (liposome encapsulated doxorubicin). In January 2002, at the request of Pharmacia, NeoPharm began work to develop an easy-to-use NeoLipid™ formulation of LEP (LEP-ETU). During the second quarter of 2002, NeoPharm filed a Demand for Arbitration to resolve claims which NeoPharm has asserted against Pharmacia concerning the development programs for LEP and LED, to which Pharmacia has responded and asserted its own claims against NeoPharm. In November 2002, NeoPharm terminated the License Agreement after notification from Pharmacia that it had stopped all development of LEP and LED. Pharmacia disputes the propriety of the termination, and has included NeoPharm's termination of the License Agreement as part of the arbitration hearing, which is scheduled to begin May 28, 2003. The arbitration proceeding with Pharmacia is currently ongoing and no prediction can be made as to the outcome of the claims that the Company and Pharmacia have asserted against each other, which are substantial.

        Under the terms of the License Agreement, NeoPharm is entitled to be reimbursed for expenses incurred to develop LEP and LED and has sent invoices totaling over $1.5 million to Pharmacia for work conducted by NeoPharm to develop LEP during the nine month period ended September 30, 2002. NeoPharm has not received payment on the invoices sent to Pharmacia and has not recorded the amount due from Pharmacia as revenue due to concerns about collection arising out of the ongoing dispute between the parties. Expenses incurred since September 30, 2002 have not been invoiced to Pharmacia. Additionally, NeoPharm incurred expenses related to the arbitration of $2,944,449 during the first quarter of 2003 and will incur substantial additional legal and other expenses associated with the arbitration during the second quarter of 2003. However, upon the projected conclusion of the arbitration hearing in June 2003, the Company anticipates a significant decline in expenditures for legal services for the remainder of 2003 and in subsequent years.

Financial Projections

        Management believes that the current level of cash and marketable securities can support the Company's activities through 2005 and is sufficient to complete the commercial development of the Company's lead compound, IL13-PE38, without seeking additional funding from any source. For the full year 2003, the Company continues to anticipate a net loss of approximately $29.4 million to $32.7 million, or between $1.80 and $2.00 per share. This estimate includes additional anticipated spending on arbitration related expenses during the second quarter of 2003 of approximately $4 million. As noted previously, the Company anticipates a significant reduction in legal expenses following completion of the arbitration hearing in June 2003.

        NeoPharm remains committed to the commercialization of all of its products currently under development and is considering various options to fund the clinical development of the multiple products using NeoPharm's unique and proprietary NeoLipid™ liposomal technology. At this time, the Company is actively seeking partners for all of the compounds currently under development. In addition, the Company continues to closely monitor all of its development programs to insure that only projects that show activity in human clinical trials continue to receive financial support. In this way, the Company is able to provide resources to fund research on products that may be closer to commercial development.

Conference Call and Webcast Information

        NeoPharm will host a conference call and webcast on Tuesday, May 13, 2003 at 11:00 a.m. EDT to discuss the first quarter results. The call will be available via telephone and also via webcast on the NeoPharm, Inc. website at www.neophrm.com. To access the webcast from NeoPharm's homepage, go to www.neophrm.com and click on the webcast button. If you do not have access to the internet, or would prefer to participate via telephone, please call Lauren Greis at 847-295-8678 ext. 215 to arrange access to the conference call. A replay of the conference call will be available via telephone after

2:30 p.m. EDT on May 13, 2003 for approximately one week. To access the replay via telephone, please dial 800-475-6701 and use access code 682902.

Background Information

        NeoPharm is currently developing a total of four compounds in Phase I/II clinical trials. The Company's lead compound, IL13-PE38, uses the Company's tumor-targeting toxin technology to selectively deliver the potent cytotoxic agent, PE38, to destroy tumor cells. NeoPharm has licensed worldwide rights to the compound from the FDA. Preliminary Phase I data for IL13-PE38 indicating that IL13-PE38 may be effective in the treatment of malignant glioma have been presented at numerous neurosurgery and neuro-oncology conferences worldwide. IL13-PE38 is in Phase I/II clinical trials and has received orphan drug designation in the U.S. and Europe. In addition, the IL13-PE38 development program has been designated as a fast track drug development program by the FDA.

        The other three compounds under development by the Company that are in Phase I/II clinical trials, LE-SN38, LErafAON and LEM, use NeoPharm's proprietary NeoLipid™ liposomal delivery system. NeoLipid™ technology is being developed for delivery of a wide range of drugs with increased stability and reduced toxicity and side effects. The latest NeoLipid™ product to enter clinical trials, LE-SN38, combines NeoPharm's proprietary Easy-To-Use liposomal technology with SN-38, the active metabolite of the cancer fighting drugs known as irinotecans, and is being developed as a treatment for colorectal, breast, lung, prostate and pancreatic cancer. Phase I/II clinical trials were initiated in the fourth quarter of 2002. Preliminary Phase I data is expected to be presented later this year. LErafAON, NeoPharm's liposomal cRaf antisense oligonucleotide, is currently in Phase I/II clinical trials and being developed as a treatment for radiation resistant tumors and multiple myeloma. If successful, this product would demonstrate that the NeoLipid system provides an alternative to viruses and other vectors for delivering antisense and, potentially, other intracellular targets to cells. Additional pre-clinical data indicate that LErafAON may also have potential as an enhancement to existing chemotherapy treatment of cancer. NeoPharm is preparing to explore this potential in human clinical trials. LEM (liposomal mitoxantrone) is in Phase I/II clinical development for the treatment of prostate cancer and multiple sclerosis, the current indications for mitoxantrone. Additionally, the Company has received notification from the FDA that the planned Phase I clinical trial for LEP-ETU can begin later in 2003.

About NeoPharm

        NeoPharm, Inc., based in Lake Forest, IL, is a publicly traded biopharmaceutical company dedicated to the research, discovery and commercialization of new and innovative cancer drugs for therapeutic applications. The Company has a broad portfolio of compounds in various stages of development. Additional information about NeoPharm, copies of abstracts mentioned in this press release and recent news releases can be obtained by visiting NeoPharm's Website at: www.neophrm.com.

Forward Looking Statements

        This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as "expects," "intends," "hopes," "anticipates," "believes," "could," "may," "evidences" and "estimates," and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include, but are not limited to, any statements relating to the Company's drug development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company's drug candidates, uncertainty regarding the availability of third party lyophilization capacity, uncertainty regarding the outcome of damage claims made by or against the Company, including the outcome of the pending arbitration with Pharmacia, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates that could slow or prevent products coming to market, the uncertainty of patent protection for the Company's intellectual property or trade secrets and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including our annual reports on Form 10-K and our quarterly reports on Forms 10-Q. Such statements are based on management's current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.

NeoPharm, Inc.
Condensed Statements of Operation
(Unaudited)

	Three Months Ended March 31,
	2003	2002
Revenue	$—	$—
Expenses:
Research and development	7,108,556	5,073,608
General and administrative	4,443,576	1,323,824

Total Expenses	11,552,132	6,397,432
Loss from operations	(11,552,132)	(6,397,432)
Other income	—	—
Interest income	284,892	593,469

Net loss	$(11,267,240)	$(5,803,963)

Net loss per share-basic and diluted	$(0.69)	$(0.36)

Shares used in computation of net loss per share:
Basic and Diluted	16,356,196	16,249,132

Balance Sheet Data:
(Unaudited)

	March 31, 2003	December 31, 2002
Cash and cash equivalents	$78,715,977	$87,591,975
Investments in marketable securities	$1,878,000	$3,508,222
Total assets	$85,523,470	$95,937,321
Current liabilities	$4,847,716	$4,028,327
Accumulated deficit	$(90,167,459)	$(78,900,220)
Total stockholders equity	$80,675,754	$91,908,994

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NEOPHARM ANNOUNCES FIRST QUARTER 2003 FINANCIAL RESULTS AND ANNOUNCES 15% STOCK DIVIDEND